Filed pursuant to 424(b)(3)
Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 5 DATED JULY 7, 2017

TO THE PROSPECTUS DATED APRIL 28, 2017

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated April 28, 2017 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 12, 2017, Supplement No. 2, dated May 25, 2017, Supplement No. 3, dated May 30, 2017 and Supplement No. 4, dated June 28, 2017. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide an update on the status of this offering:

On December 13, 2016, we disclosed that we would cease new sales of primary offering shares at the earlier to occur of either (i) June 30, 2017 or (ii) the date on which we sell all of the shares that remain available for sale pursuant to our primary offering. As of June 30, 2017, our primary offering has been closed to new subscriptions; provided that we may accept any pending subscriptions that we do not otherwise reject. We are continuing to offer and sell shares pursuant to our distribution reinvestment plan. We may terminate our distribution reinvestment plan offering at any time.

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